Exhibit 10.4

November 1, 2005 – October 31, 2008
Labor Agreement
Between

INTERNATIONAL EXTRUSTION CORP.

and

CABINET MAKERS, MILLMEN AND INDUSTRIAL
CARPENTERS LOCAL 721
AFFILIATED WITH

THE UNITED BROTHERHOOD OF CARPENTERS AND
JOINERS OF AMERICA

AGREEMENT

THIS AGREEMENT is made and entered into this 1st day of November, 2005, between INTERNATIONAL EXTRUSION CORPORATION, located at 1000 Meridian Avenue, Alhambra, California, hereinafter called “Company” or the “Employer”: and the SOUTHWEST REGIONAL COUNCIL OF CARPENTERS AND JOINERS OF AMERICA, AND CABINET MAKERS AND MILLMEN LOCAL 721, hereinafter known as the “Union”.

It is agreed between the parties signatory hereto, that the above mentioned Union is and shall remain, as long as this Agreement is in force, the sole and exclusive bargaining representative of all persons working for the Company.  Employees working as guards, office workers, salesmen, supervisory personnel, and all administrative employees are excepted as defined by the Labor-Management Relations Act of 1947, as amended.

ARTICLE 1
SAVINGS CLAUSE

In the event any Federal, State or local law conflicts with any provisions of this Agreement, the provision or provisions so affected shall no longer be operative or binding upon the parties, but the remaining portion of this Agreement shall continue in full force and effect.

ARTICLE 2
UNION SECURITY

Section a)             The Company agrees that all production, maintenance, transportation and tool and die employees in the bargaining unit, including leadpersons, shall be, or thirty-one (31) days after their employment, as a condition of employment, become and remain members in good standing of Cabinet Makers and Millmen Local 721, of the United Brotherhood of Carpenters and Joiners of America.

Section b)             A member in good standing is defined to mean: An employee who tenders uniform initiation fees and the current month’s regular Union dues.  Failure to comply with this and upon official written notification by the Union to the Company, said employee shall be terminated within five (5) working days.

Section c)             The Company agrees to furnish the Union with a list of all new hire-ins and re-hires once a month.

ARTICLE 3
EQUAL EMPLOYMENT OPPORTUNITY

Section a)             Neither the Company nor the Union shall discriminate against any employee because of such employee’s race, color, religion, sex, national origin or age (to the extent prohibited by the age discrimination act only) or physical handicap (to the extent they are able to perform the duties assigned.)

Section b)             All grievances alleging a violation of this Section shall be furnished to the other party in writing.

Section c)             If no satisfactory settlement is reached by Step 3 of the Grievance Procedure, such grievances shall not be subject to Step 4 (Arbitration) of the Grievance Procedure, but may be the basis of a complaint before the Federal or State Agency which has jurisdiction over the subject matter.

Section d)             Whenever the masculine pronoun is used in the Agreement, it shall refer to both genders.

ARTICLE 4
MANAGEMENT RIGHTS

Except to the extent expressly abridged by a specified provision of this Agreement, the Company reserves and retains all of its rights to manage the business.  The rights of management shall include but are not limited to, its right to determine prices of products; volume of production and methods of financing; to drop a product line; to establish or continue policies, practices and procedures for the conduct of the business and to change or abolish such policies, practices and procedures; the right to determine the number and type of its operations, and the methods, processes, and materials to be employed; to discontinue processes or operations; to select and determine the number and types of employees required; to transfer, promote or demote employees, or to lay off, terminate for just cause, or otherwise relieve employees from duty for lack of work or other legitimate reasons; and to make and enforce reasonable rules for the maintenance of discipline.  (Provided however, before the Company changes plant rules, the Company and the Union will meet and discuss such changes).  If no agreement can be reached as to the rule being reasonable or with the established rules, the rule may become effective and then subject to the provisions of Article 18.

ARTICLE 5
PROBATIONARY PERIOD

All new production and material handling employees hired after the signing of this Agreement shall be on probation for the first thirty (30) calendar days of employment or reemployment and all skilled craftsman employees hired after the signing of this Agreement, shall be on probation for the first ninety (90) calendar days of employment or reemployment.  During this probationary period an employee shall have no seniority rights.  The company shall have the absolute right, in its sole discretion, to discharge or layoff any probationary employee for any reason.  A probationary employee’s entire work record will be reviewed by the Company in making the determination as to continued employment.  Upon satisfactory completion of the probationary period seniority will be computed from the employees original date of hire or most recent re-hire date.  Extension of the probationary period may be jointly agreed upon by the company and the Union.

ARTICLE 6
REGULAR WORK TIME

Eight (8) hours shall constitute a regular workday.  Five (5) days shall constitute a regular workweek from Monday to Friday inclusive.  The first shift shall start between 6:00 a.m. and 8:00 a.m. and each shift shall have an established starting time. Except that the Company may schedule regular shifts at other start times from the first Monday in June until the first Monday in October to meet electrical power requirements and rate availability. Written notice will be posted, with a copy to the Union, at least one (1) calendar week prior to such change and the new schedule will be in effect for at least four (4) calendar weeks.  Upon mutual agreement between the Company and the Union or the majority of employees in a department, for Saturday work only, the normal starting time maybe changed to 5:00 a.m. without overtime penalty.  This option may also apply to a regular work shift by a department, but only with the approval of the Company, the Union and the majority of employees.  The Company shall notify the Union in writing, of the time elected to start the regular workday.  The regular workday shall continue uninterruptedly for eight (8) hours, except for a meal period of one-half (1/2) hour.  If the meal period is less than one-half (1/2) hour, (at the Company’s option) it shall be a paid meal period, except by mutual agreement, between the Company and the Union, for production employees only, there shall be no staggered shifts.  Also, a ten (10) minute rest period is to be provided midway in the morning and ten (10) minutes midway in the afternoon.  This shall be applicable to all shifts.  Any employee who works a scheduled ten (10) or more hour day shall be entitled to a third ten (10) minute rest period during the ten (10) or more hour day.  The time of this third rest period is to be determined by mutual agreement.

All hours worked before or after the shift, above and beyond the regular eight (8) hours, to which the employee is regularly assigned, shall be paid as overtime pay hours.  In the event the employee works eight (8) hours or less, in the preworking hours before his regular starting time, he will be paid overtime if he also completes his normal (8) hour shift.  However, in the event the Company elects to send the employee home prior to the completion of his normal shift, all hours working prior to his normal starting time will be paid for at time and one-half (1 1/2).

ARTICLE 7
ADDITIONAL SHIFTS

Section a)             All employees regularly assigned to the swing shift shall receive thirty cents ($.30) per hour above the regular straight time hourly rate of pay and all employees assigned to the graveyard shift shall receive forty cents ($.40) per hour above the regular straight time hourly rate of pay.

Section b)             Shift differential shall be paid for only those hours worked on swing or graveyard shift, unless otherwise specified.

Section c)             A first shift differential of twenty-five cents ($.25) per hour shall be paid for only those hours worked before 6:00 A.M.

ARTICLE 8
OVERTIME

The rate of wages for overtime work shall be as follows:

Section a)             For the first two (2) hours after the first eight (8) hours worked in any one day, and work on Saturdays for the first eight (8) hours, time and one-half (1 ½) the regular hourly rate shall be paid.

Section b)             All overtime work thereafter, and work performed on Sundays, shall be paid for at the rate of double (2) time.

Section c)             Herein listed holidays when worked shall be paid for at the rate of double (2) time plus the holiday pay.

Section d)             If a regularly assigned swing or graveyard shift which begins on Friday or the day before a holiday continues into holiday or Saturday hours, or if a regularly scheduled graveyard shift starts prior to 12:01 a.m. Monday, those shift hours which fall on a Saturday or holiday shall be worked at the applicable straight time rate plus shift differential and not at an overtime rate.

Section e)             Whenever possible, any employee, when required to work overtime during the regular workweek, must be notified by mid-shift of that day.

Section f)               When an employee is required to work on Saturday or Sunday, he must be notified no later than the end of his regular shift on Thursday.

Section g)            To the extent practical, the Company will make an effort to achieve equalization of overtime within a classification and department.

Section h)            Whenever possible, overtime work will be assigned to employees who normally perform the work in question.

Section i)               The Company will request qualified employees to work overtime on a voluntary basis, if less than a full crew, department or plant are going to work overtime.  If a sufficient number of qualified employees have not volunteered, the Company reserves the right to schedule the remaining qualified employees to work overtime work.

Section j)               The Company will make every reasonable effort to relieve any employee who has a good reason to be excused if a suitable and qualified replacement can be found.  A request naming the qualified replacement may be made in writing and given to the immediate supervisor.  If a request is made in this manner, a denial on the part of the Company must be signed by the appropriate department manager and the appropriate steward being advised of the decision.

Section k)           All work to be worked by an employee on a fourth consecutive Saturday and Sunday will be voluntary.

Section l)               An approved absence under section (j), when a replacement is found will not be charged to the excused employee.

Section m)         The Company will provide a bulletin board located in the time clock area for notices of an employee seeking a qualified replacement to work overtime.

Section n)            Incorrect assignments of overtime will be resolved by the aggrieved party being offered the next opportunity to work available overtime rather than direct payment of any type.

ARTICLE 9
RIGHT OF UNION REPRESENTATIVES

Section a)             An accredited representative of the Union, after making his presence known to the General Manager or Plant Manager or their designated representative, shall have reasonable access to the Company’s place of business for the purpose of handling legitimate Union business during working hours.

Section b)             The Company will provide space on bulletin boards for posting notices of Union business.  Such notices must be submitted to the Plant Manager for approval before posting.

ARTICLE 10
SHOP STEWARDS

Section a)             The Company will make the Shop Stewards known to all new employees.

Section b)             Shop Stewards shall have reasonable time during the day to handle Union business.

Section c)             Each Shop Steward shall obtain authorization from his supervisor before leaving his work to perform his functions, and shall also report on his return to his department.  In the event that Shop Steward is on a job, which affects the production of another employee or a group of employees, the Shop Steward shall remain on the job until arrangements can be made to obtain a relief.  The supervisor should make the necessary arrangements to relieve the Shop Stewards as soon as practical.  When it is necessary for a Shop Steward to enter a department other than his own, he shall notify the supervisor of that department of his presence and of the nature of his business therein.

Section d)             If available, a Shop Steward is to be present at the time of a suspension or discharge of an employee.

Section e)             The Shop Steward shall be notified three (3) days prior to any major layoff whenever possible.

Section f)               Shop Stewards shall be furnished a weekly list of all newly hired employees.

Section g)            Shop Stewards must have at least three (3) years of service with the Company and will be granted super seniority for layoff purposes only.  At the time of a layoff, by mutual agreement between the Company and the Union, the Shop Steward will be assigned to an available job on the same shift, thereby enabling him to continue in the performance of his duties as a Shop Steward.

Section h)            If an employee is to be disciplined, he may request that a Shop Steward be present.

Section i)               The Shop Steward and the employees will not suffer any loss in pay from regularly scheduled hours of work while attending Step 3 grievance meetings with the Company.  Any time spent outside of the regularly scheduled hours will not be paid for by the Company.

ARTICLE 11
PAY PERIODS

Employees shall be paid weekly.  Employees shall be paid the full amount of wages due on each pay day, except that in order to facilitate the handling of the payroll, the Company shall be permitted to hold back not more than one (1) week’s pay between such paydays.

ARTICLE 12
SHOW-UP TIME

Providing they are available at the regular starting time, employees ordered to work for whom no work is provided shall receive a minimum of four (4) hours pay and if worked (5) hours or more, shall receive eight (8) hours pay.  If any employee elects to leave his employment before the end of the shift with the permission of the Company, he shall be paid only for the actual time worked.  Employees shall be considered as having been ordered to work if the foreman or working superintendent or person in charge of operations or his representative fails to notify them not to report at the end of the previous work day or shift.

There will be no obligation for the Company to pay the minimum referred to in this Article in the event of floods, fires, power failure or other occurrences such as: bomb threats, earthquakes, major breakdowns, etc., which are beyond the Company’s control.

ARTICLE 13
CHECK-OFF

The Company and the Union agree to a voluntary check-off for monthly Union dues and initiation fees, with the following stipulations:

Section a)             The Union agrees to furnish the Company with signed voluntary authorization cards.  The Union also agrees to furnish the Company monthly with a duplicate list of all employees who have signed authorization cards.

Section b)             During the term of his Agreement and during any extension thereof, as provided in this Agreement, the Company shall deduct on the second pay period of each month the Union dues and initiation fees as designated on the voluntary authorization cards signed by the individual employee.  The Company shall remit such deductions together with a duplicate copy of the check-off list to the Union no later than one (1) week after such deductions are made.

Section c)             Upon notification from the Union that any employee is in arrears in Union dues or initiation fee or any part thereof, the Company will deduct the amount of arrears or unpaid initiation fee at the same time that deductions are made for the Union dues to the extent that such deduction is authorized by said voluntary authorization card.

ARTICLE 14
JOINT COMMITTEE ON INDUSTRIAL RELATIONS

The members of the Grievance Committee shall serve with Company representatives as employee members of the Joint Committee on Industrial Relations.  The purpose of the Joint Committee is to afford a better means of communication between the employees and the Company through informal discussions of matters of mutual interest.  The Joint Committee will meet monthly or as jointly agreed upon by the Chairman of the Grievance Committee and the Company from time to time.

ARTICLE 15
WAGES

Section a)             All employees working in classifications covered by this Agreement shall be paid no less than the hourly wage set forth in Exhibit “A”, attached hereto and made a part hereof.

Section b)             It is understood that the rates listed in Exhibit “A” are hourly rates for experienced employees (after normal progression) for each classification.  Any employee receiving more than these rates, while being classified as such, are not to be reduced during the life of this Agreement.  However, employees who are reclassified into a lower paying position on a permanent basis, due to bidding down, demoted for just cause, or request for voluntary transfer to a lower paying job will have their rate adjusted to reflect such change.

Section c)             Any employee who is reclassified into a lower paying position due to a reduction in force shall receive the contract rate or their old rate when they were classified as such, whichever is the higher of the two.

Section d)             Employees whose current hourly rate is above the classification rate for the position which they currently hold or have bid and were promoted, will retain their rate if such bid is within the same classification or will retain their rate or the new classification rate to which they bid and were promoted, whichever is the higher of the two.

Section e)             All non-progressionary employees shall receive the negotiated increase in wages regardless of their present rate of pay.   No employee shall receive a reduction in pay because of the terms of this Agreement unless expressly provided for as in Article 15 (b).

Section f)               Transfers to higher paid classifications shall be offered to the most senior qualified employees who can perform the job. The Company shall have the right to make all other temporary transfers without regard to seniority for a period of up to thirty (30) days.  Further extensions of the thirty (30) day transfer may be agreed to by the Company and the Union.  Employees temporarily assigned to a lower classification shall not have their wages reduced.  After attaining the classification rate, any employee who works at a classification which requires a higher rate of pay shall receive the higher rate of pay for the actual hours worked in that classification.

Section g)            Employees involuntarily transferred to another shift shall have placement priority in the first opening in their job classification on their former shift after ten (10) working days.

ARTICLE 16
HEALTH AND SAFETY

Section a)             The Company shall make reasonable provisions for the safety and health of its employees in the plant during their hours of employment.  The Company agrees that it will furnish and maintain first-aid equipment.  The Union and its members will cooperate in maintaining sanitary conditions and in the use of safety devices, making suggestions so as to improve the safety and health of the employees, and taking reasonable care for any safety material provided.

Section b)             Employees injured on the job will not suffer a loss of wages due to visits to the doctor or hospital for examination or treatment during working hours on the day of injury.  Visits to a doctor or hospital after the day of the injury shall be on non-working time; provided, however, if an employee must see a specialist during normal working hours, the Company shall provide time off with pay not to exceed an aggregate of three (3) hours.

Section c)             By mutual agreement between the Company, the Union and the employee’s doctor, the employee, who is unable to perform the duties of his job because of the injury or physical handicap, may be placed in a different job classification at a reduced rate of pay if such a position is available and the employee is physically able to perform the job.

Section d)             The Company reserves the right to send, at any time and at the Company’s expense, an employee to a recognized doctor, hospital or medical clinic to have the employee examined or tested to ensure that he is physically, mentally or emotionally capable of performing his job.  All employees agree as a condition of employment to abide by this procedure and authorize any medical facility so used to release information obtained to the appropriate Company representatives.

ARTICLE 17
WORK CLASSIFICATIONS

If the Company establishes a new job classification within the bargaining unit during the term of this Agreement, the Company will notify the Union of any new classification and initially set the rate of pay for such new job classification.  If the Union is not satisfied with the rate of pay established by the Company, it shall have the right within ten (10) days after the establishment of such new classification to file a grievance pursuant to Article 18 of this Agreement.  If the grievance proceeds to the arbitration, the arbitrator shall have jurisdiction to determine only whether or not the rate of pay established for such new job classification bears a fair relationship to the other rates of pay set forth in this contract, and if not, what rate of pay would bear such relationship.

ARTICLE 18
GRIEVANCE & ARBITRATION PROCEDURE

Section a)             Should any difference arise between the Company and the Union or between the Company and any employee covered by this Agreement as to the meaning and application of the provisions of this Agreement, an earnest effort shall be made to settle such differences, providing such difference has been submitted within ten (10) working days (except for terminations which shall be five (5) working days) of the incident or discovery or knowledge of the incident.

Section b)             All disputes of employees shall be taken up for settlement in the first instance verbally with the immediate supervisor by the employee and his Shop Steward.  The group should endeavor to reach settlement of the matter within twenty-four (24) hours.

Section c)             If the dispute is not settled with the twenty-four (24) hour period, it will then be reduced to writing, signed by the employee and the Steward, or the Stewards in a group case and specifying the Article and Sections of the Agreement believed violated and what relief is sought and be submitted to the Plant Manager within an additional twenty-four (24) hours.

Section d)             The Plant Manager will answer the grievance within five (5) days and present it to the Shop Steward and the Union.  If the Plant Manager’s answer is still unsatisfactory, then within five (5) days, the Union Business Representative or Shop Steward shall schedule a meeting with a representative  of management designated by the Company.  If the grievance is not resolved at the meeting, the Company will reply to the Shop Steward and the Union within five (5) days.

Section e)             If the dispute is still not resolved, the Union or the Company may appeal the grievance to arbitration within an additional five (5) days.  The parties shall jointly engage an impartial arbitrator to adjust the dispute, whose decision shall be final and binding upon both parties.

Section f)               The arbitrator shall not have the right to add to nor subtract from nor modify any of the terms of his Agreement.

Section g)            It is agreed and understood that only one (1) issue shall be submitted to one (1)  arbitrator unless the Union and the Company shall mutually agree to submit more than one (1) grievance to the same arbitrator.

Section h)            The arbitrator shall submit his decision in writing within thirty (30) working days after he has heard the case.  His decision must specify in what manner the amount (if pay is involved) is to be received by the aggrieved party.

Section i)               The cost of the arbitrator shall be borne equally by the parties.

Section j)               All time limits specified above exclude Saturdays, Sundays, and holidays.

Section k)           American Arbitration Association shall furnish a panel of arbitrators whose selection shall be determined by the rules of that organization.

Section l)               All of the time limits provided herein may be extended by mutual agreement.

ARTICLE 19
NO STRIKE-NO LOCKOUT

During the term of this Agreement, all disputes, grievances, complaints and adjustments pursuant to this Agreement shall be settled in accordance with the Grievance and Arbitration Procedure outlined in Article 18 and the Union agrees for itself and it’s members that there shall be no strike of any kind, walk-out, sympathy strike, slowdown, picketing, stay-in, or work stoppage of any type, or interference with production coercive or otherwise, or violation of this Agreement.  The Company agrees that there shall be no lock-out in violation of this Agreement on its part.

ARTICLE 20
SENIORITY

Section a)             The purpose of this Article is to provide a declared policy of work security for qualified employees, measured by length of service with the Company.

Seniority as used herein means length of service with the Company since the date of hire or rehire.

Section b)             Seniority shall be considered to encompass the following:

1)              Length of continuous service;

2)              Knowledge, skill and efficiency;

3)              Physical fitness for the job in question.

When 2) and 3) are relatively equal, length of service shall govern.

Section c)             The Company agrees to notify the Shop Stewards at the earliest possible moment before any general layoff.

Section d)             If a reduction of the working force is necessary, employees shall be laid off in accordance with their seniority, and the employee with the least amount of seniority being laid off first, provided that the employee with the greatest amount of seniority is able to perform the work.

Section e)             In increasing the working force after a layoff, the reverse of the above mentioned procedure shall be followed.

Section f)               An up-to-the-date seniority list will be maintained by the Company and a copy furnished to the Shop Steward upon request.

Section g)            Any employee laid off and re-employed within one (1) year shall not forfeit any seniority rights.  An employee shall lose his seniority if he, having been laid off, fails without reasonable excuse to report for work within five (5) working days after a personal notice or a registered, return-receipt notice is mailed to the employee at his last known address.

Section h)            When the Company reduces the work week for more than two (2) weeks duration in a sixty (60) day period, the Company shall be compelled to lay off those employees with the least seniority in order to ensure a five (5) day work week for the remaining employees.

Section i)               In order to maintain work flow at the time of restaffing, the Company will first recall those employees with a right to recall and may recall any available employee, regardless of their seniority, for a temporary period of five (5) days before recalling the prior employees from lay off.  Staffing done in this manner would last only until all qualified and senior employees were recalled in accordance with the normal recall provisions called for in Article 20 – Seniority.

ARTICLE 21
TERMINATION OF SENIORITY

An employee’s seniority shall terminate:

1)             Upon discharge for cause.

2)             Upon voluntary termination of employment (quit).

3)             Upon failure to return to work following layoff within the time provided as specified in Article 20, section (g).

4)             Unreported absence from work for three (3) consecutive days (voluntary quit).

5)             Upon failure to return to work after expiration of a leave of absence.

6)             Upon layoff or any leave of absence for a period in excess of one (1) year. (excluding Industrial Accidents which shall be up to eighteen (18) months.)

ARTICLE 22
JOB BIDDING

Section a)             New or permanent job classifications or vacancies shall be posted at least forty-eight (48) hours on a bulletin board in the plant prior to the filling of these jobs permanently.  The bid shall state the job title, if it is permanent or temporary, shift, rate of pay and department, where applicable.  Any employee who feels he possesses the necessary capabilities may make applications for the job openings by following the instructions on the posted bid.

Section b)             If in the opinion of the Company, (2) and (3) of the seniority provisions are relatively equal, length of service shall be the determining factor.

Section c)             Before any notice of the successful bidder is posted on the bulletin board, the Plant Manager will review the bid list with the departmental Union Steward.  Employees whose names remain on the notice at the end of the official posting period shall be considered for the job and should they be the successful bidder, must accept the job.  The name of the successful bidder will be posted when the job is awarded.

Section d)             In the case where a junior employee has been awarded a job bid, the Company shall notify the senior employee or employees in writing as to the reason for the denial.

Section e)             An employee who is eligible for and receives a job shall be allowed a trial period, the length of which shall be determined by the Plant Manager, but in any case the trial period shall not exceed thirty (30) calendar days for production and material handling positions, and ninety (90) calendar days for skilled crafts positions, unless an extension is mutually agreed to by the Company and the Union.  The skilled craft position shall be Maintenance, Tool & Die, and Die Repair.

Section f)               If it is determined by the Company within the above referred to trial period that the job bidder or assignee is not qualified, the disqualified employee will thereupon be returned to his former job without loss of seniority of rate of pay on such former job.

Section g)            There shall be no deliberate disqualifications on the part of the employee or by the supervisor within the trial period on the basis of personalities and/or employees personal desires.

Section h)            Postings shall remain open for up to thirty (30) calendar days.  If additional openings should occur within a particular classification, department, and shift or because of a disqualification, then the next senior person on the list shall be awarded the position if he or she qualifies in accordance with Article 20, Section (b) of the Agreement.

Section i)               Any employee assigned or selected for a posted job may be denied consideration for any job posted for six (6) months immediately following his selection, or appointment except for a newly created job, a job at a higher rate of pay or an undue hardship case as agreed by the Company and the Union.

Section j)               The successful bidder will receive twenty-five cent ($.25) increase or the rate of the job, whichever is less, at the time he is moved to the new job.

Section k)           An employee whose rate is still in progression shall receive the twenty-five cents ($.25) increase when he is moved to the new job and then continue with such regular progression increases until he reaches the top rate of the classification to which he bid.

Section l)               The promotion and demotion of the Leadperson shall be at the sole discretion of the Company, and not subject to the provisions of Article 18 providing however, in the event of any demotion the Company will discuss the basis for its decision with the Union before doing so.

Section m)         On a “temporary job bid” the Company will record on the job bid notice as much information concerning the status of the job and person, as they are aware of.  Any individuals who become the successful bidder of such a job may be converted to permanent, without further bidding, if the employee who was absent does not return.

Section n)            Quality Control positions will be part of the job bid list.

ARTICLE 23
HEALTH, WELFARE, AND DENTAL PLAN

Effective November 2005 hours worked, the Company agrees to pay 90% of the cost of the composite medical and dental insurance premium to the Southern California Lumber Industry Welfare Fund in the amount of Five Hundred Seven Dollars and Forty Seven Cents ($507.47) for each eligible employee who works seventy (70) straight time hours or more during the month of November, 2005.

Effective December 2005 hours worked, the company agrees to pay 90% of the cost of the tiered medical and dental insurance premium to the Southern California Lumber Industry Welfare Fund.

MONTHLY CONTRIBUTION RATES AS OF JANUARY 1, 2006

Coverage	Monthly Premium	Company	Employee
Employee	$303.40	$273.06	$30.34
Employee + Spouse	556.95	501.26	55.69
Employee + Child(ren)	490.59	441.53	49.06
Family	698.18	628.36	69.82

The benefit package includes Medical, Dental, Prescription Drug, Vision and Life Insurance

INCREASES IN CONTRIBUTIONS:

The employees’ cost for the programs will be Ten Percent (10%) of the composite rate for hours worked in November, 2005.  The employees’ cost for the programs will be Ten Percent (10%) of the tiered rate according to the employee election, as set forth above, for hours worked beginning in December, 2005.  Thereafter, any cost increases in the Plan will be shared equally (50%-50%) by the Company and the employee.  The Company or the Union will give the other party thirty (30) days written notification of any cost changes under the Plan.

WELFARE CONTRIBUTIONS:

Beginning on the effective date of this agreement, based on hours worked or paid for in the preceding month and continuing each month for the duration of this Agreement; or any further extension thereof, the Employer agrees to make monthly contributions as specified above to the Southern California Lumber Industry Welfare Fund’s Managed Care plan for each employee who works or is paid for seventy (70) hours or more. Contributions shall be paid by the fifteenth (15th) of the month following the month in which they are earned. The contribution rates are set by the Trustees on an annual basis.

INITIAL CONTRIBUTION RULE:

Each employee under this agreement must work a period of  ninety (90) calendar days before the Employer is required to make the initial contributions. Contributions on new employees are due the first (1st) of the month following the qualifing period.

BENEFITS AND ELIGIBILITY:

The benefits provided under the Managed Care Plan and the rules by which employees and dependents, if applicable, become eligible for benefits, shall be determined by the Board of Trustees of the Southern California Lumber Industry Welfare Fund and shall be described in the Plan Document and other materials published by the Trustees.

TRUST AGREEMENT:

The Employer and Union subscribe to and agree to be bound by the provisions of the Trust Agreement creating the Southern California Lumber Industry Welfare Fund, as revised and restated September 1, 1986, and all amendments thereafter adopted. This includes Article IX, Sections 4 and 5, which gives the Board of Trustees the authority to set contribution rates on an annual basis.

CONFLICT WITH OTHER SECTIONS:

The provisions of this Section supersede any and all other language contained in this Agreement (or any extension thereof or side agreement) if it conflicts with the language of this Welfare Contributions Section.

ARTICLE 24
PAID VACATIONS

Section a)             Each employee shall receive one (1) week’s vacation with pay after one (1) year of service with the Employer and two (2) weeks vacation with pay after two (2) years of service with the Employer, three (3) weeks vacation with pay after eight (8) years of service with the employer and four (4) weeks vacation after fifteen (15) years of service with the Employer.

Section b)             Vacation pay for each week of vacation shall be computed by multiplying the employee’s normal straight time rate of pay by forty (40) hours for each week of vacation.  Payment for accrued vacation will be made on the payroll period following the employee’s anniversary date.

Section c)             Each employee shall be considered as having a year’s continuous service and a year’s eligibility for vacation for each completed year, starting from the date of his employment, in which he has worked at least fourteen hundred (1400) straight time hours for the Company.

Section d)             The employee shall take his vacation within the fifty-two (52) weeks after he has become eligible for a vacation, and he shall not receive vacation pay in lieu thereof unless there are extenuating circumstances requiring his particular skill or service beyond the fifty-two (52) week period.  Any eligible employee who is permanently laid off or discharged shall be paid for his accrued vacation at the time of such layoff or discharge.  Vacations earned over two (2) successive years must be separated by a minimum period of thirty (30) days.

Section e)             The Company, in scheduling vacations, will, insofar as possible without interfering with efficient operations consider the wishes of the employees.  In the event of a conflict in vacation schedules, recognition shall be given to seniority.

Section f)               If a recognized holiday occurs during the time an employee is absent on an earned vacation, he may absent himself for one (1) more day and he shall become entitled to an additional eight (8) hours of pay at the straight time rate, providing he qualifies in all other respects for such holiday pay.

Section g)            Any employee who has worked less than fourteen hundred (1400) straight time hours or who is terminated after he has completed twelve (12) months or more of continuous service with the Company since the date he was last employed, shall be granted one-twelfth (1/12) of one (1), two (2) or three (3) weeks, etc., vacation pay, whichever applies, for each month of service since his last anniversary date in which month he has completed one hundred-twenty (120) straight time hours.

Section h)            Those employees who terminate or have been terminated and who have had less than one (1) year’s service will not be eligible for any vacation payment.  Thos employees who are laid off for lack of work and who have had less than one (1) year’s service will be eligible for accumulated vacation payment at the rate of one-twelfth (1/12) of one (1) week for each month of service since their hire date in which they have completed one hundred-twenty (120) straight time hours.

Section i)               Any employee laid off through reduction of force, or any other reason beyond the employee’s control, and re-employed in conformance with seniority provisions shall be considered as having been continuous service completed.

Section j)               The amount of taxes to be deducted from the employee’s anniversary vacation and sick leave check will be at the same tax rate that was taken from the regular pay check for that week had vacation or sick leave not been paid.

ARTICLE 25
UNION LABEL

It is hereby understood and agreed by the Company and the Union that an application shall be made for the Union Label to the First General Vice-President of the United Brotherhood of Carpenters and Joiners of America.  If the application is approved, and the Union Label is issued by the United Brotherhood of Carpenters and Joiners to be placed upon the Company’s products, it is understood and agreed that the Label shall remain the property of the United Brotherhood of Carpenters and Joiners of America, and shall be at all times in the possession of a member of the United Brotherhood of Carpenters and Joiners of America; and that said Union Label shall at no time be used in any manner that will be detrimental to the interest and welfare of the members of the United Brotherhood, and upon evidence that said Union Label is being used in a manner detrimental and harmful to the members of the United Brotherhood of Carpenters and Joiners of America, then the use of the said Label shall immediately be withdrawn from the mill, shop, factory, or manufacturing establishment of the Company.

ARTICLE 26
SICK PAY

Section a)             All employees covered by this Agreement who have worked for the company one (1) year shall commence to accumulate up to two (2) days sick pay in equal monthly increments to a maximum of sixteen (16) hours.

Section b)             All employees covered by this Agreement who have worked for the Company three (3) consecutive years shall commence to accumulate up to three (3) days sick pay in equal monthly increments to a maximum of twenty-four (24) hours.

Section c)             All employees covered by this Agreement who have worked for the Company four (4) consecutive years shall commence to accumulate up to four (4) days sick pay in equal monthly increments to a maximum of thirty-two (32) hours.

Section d)             All employees covered by this Agreement who have worked for the Company five (5) consecutive years shall commence to accumulate up to five (5) days sick pay in equal monthly increments to a maximum of forty (40) hours.

Section e)             Sick leave pay will be accrued in equal monthly increments throughout the year for any month the employee had worked a major portion thereof, and may not be taken faster than accumulated.

Section f)               The unused portion of sick leave will be paid off at the employee’s anniversary date of employment.

Section g)            Any employee laid off through reduction of force and re-employed within twelve (12) months shall be considered as having been continuously employed for purposes of determining consecutive years of service.

ARTICLE 27
LEAVE OF ABSENCE

Section a)             Personal Leave – At the discretion of the Company, leaves of absence may be granted for personal reasons for a period not to exceed thirty (30) days upon written application.  No employee shall receive more than thirty (30) days total personal leave of absence in any one (1) year except under special circumstances.

Section b)             The Company will grant leaves of absences in accordance with the law, provided employees’ requests for such leaves are timely and accompanied with the appropriate documentation, including a certificate from a qualified physician when applicable.

Section c)             In no event does the Company have to grant a personal leave or sick leave of absence in excess of the time the employee has been employed by the Company.

Section d)             Any employee on a personal, industrial or sick leave of absence must notify the Company and the Union personally every thirty (30) days in order to retain such leave rights or may be terminated.  Also, a personal leave or sick leave of absence shall not be granted under this clause to work elsewhere.  Any employee working elsewhere while on a personal leave or sick leave of absence may be terminated.

Section e)             The Union and the Steward shall be provided a list monthly of all employees on personal leave or sick leave of absence, who have been absent in excess of thirty (30) days.

Section f)               All requests for leave of absence must be in writing and all leaves of absence granted must be in writing.  Seniority status will accumulate and continue during leave of absence.

ARTICLE 28
HOLIDAY PAY

Section a)             The Company will recognize holidays as follows:

Labor Day	Day before or after Christmas Day
Good Friday	Christmas Day
Memorial Day	Day before or after New Year’s Day
Fourth of July	New Year’s Day
Thanksgiving Day	Employee’s Anniversary Date
Friday after Thanksgiving

Section b)             An employee who has been on the payroll of the Company for a period of sixty (60) days or more prior to a recognized holiday and has worked his last scheduled working day prior to the holiday, and his next scheduled working day after the holiday, shall receive holiday pay based on the number of hours that would have been worked had such day not been a holiday, times his straight time hourly rate, including those holidays falling on Saturday or Sunday.  Where a recognized holiday falls on a Saturday or Sunday, it will be celebrated on Friday or Monday.

Section c)             An employee absent for a period not to exceed thirty (30) days for industrial   accident, lay off or absence for illness (which is substantiated with doctor’s verification), shall qualify for holiday pay if the holiday falls within that period.

Section d)             The anniversary date holiday will be paid on the employee’s anniversary but the day off may be observed on some other day within a following ninety (90) day period by mutual agreement between the employee and his supervisor.  Employees must schedule the day of observance of the holiday at least one (1) week in advance.

Section e)             If the anniversary date holiday is to be observed on a day other than the employee’s anniversary date and scheduling such results in interfering with efficient operations, recognition shall be given to seniority in scheduling of those employees requesting that day.

Section f)               By mutual agreement, between the Company and the Union, the observance of this anniversary date holiday may be moved off the anniversary date, by shift, so as to provide that the swing or graveyard shifts do not have to begin or end a shift on Christmas Day or Christmas Eve.

Section g)            Any employee who is called in and/or is excused for being late less than one quarter (1/4) hours in reporting to work on the last scheduled working day prior to the holiday or the next scheduled working day after the holiday will be eligible for the holiday pay.  Should there be two (2) days holiday in succession, lateness on the “day before the Holiday” will then apply to qualifying for holiday pay on the first of the two (2) holidays and lateness on the “Holiday” or the “day after the Holiday” will apply to qualifying for holiday pay on the second holiday.

Section h)            Upon approval, any employee who has earned safety hours can use those hours before or after a holiday provided they give their supervisor one (1) weeks notice.

Section i)               The Company will make every effort not to schedule work the weekends of Labor Day, Memorial Day and Good Friday.  All work on these weekends should be on a voluntary basis.

ARTICLE 29
JURY DUTY PAY

An employee called for jury duty shall be entitled to the difference between his jury duty pay for each day of jury duty and eight (8) times his hourly rate of pay in effect at the time he is called to serve.  Expense money received by the employee as a result of jury duty service shall not be included when calculating the difference.

A swing or graveyard shift employee will be excused from work on days on which he has served jury duty.  Jury duty pay for such employee shall include his regular shift bonus.

Jury duty differential pay shall be given for each day of actual jury duty service, not to exceed in the aggregate thirty (30) days during any twelve (12) month period for any employee.

In order to be eligible for payment, an employee must notify the personnel office within twenty-four (24) hours of the receipt of notice of selection of jury duty and must furnish a written statement from the appropriate public official showing the date and time served and the amount of jury pay received.

ARTICLE 30
FUNERAL PAY

Section a)             In the event of the death of a member of the immediate family, an employee will, at his request, be granted up to three (3) consecutive work days off with pay of eight (8) times his straight time hourly rate of pay per day, to attend the funeral.  Should the employee attend a funeral outside a three hundred (300) mile radius, the employee will be granted up to four (4) consecutive work days off with pay and be granted an additional six (6) consecutive days off without pay if requested.  Should a funeral occur during an employee’s vacation or on a holiday, time off from work will be extended for an equivalent period.

Section b)             “Immediate family” is defined as spouse, parents of the employee or spouse, step parents, brothers and sisters, or step brothers and step sisters, children, (natural, step or adopted or children in the process of being adopted), and grandparents.

Section c)             Proof of death, attendance at the funeral and relationship to the deceased must be submitted by the employee for funeral leave pay to be granted.

Section d)             An employee who does not attend the funeral will not be eligible for any funeral pay.

Section e)             Considering possible operational difficulties, extensions granting additional time will be reviewed on an individual basis when they occur.

ARTICLE 31
EMPLOYEE RETIREMENT SAVINGS PROGRAM

Section a)             Effective November 1, 1977, and under government regulations, a contributory savings plan was established whereby the Company and eligible employee may contribute a specified amount for each hour worked.  The funds will be placed into a Retirement Trust Account and will be managed by an independent trustee.  Company contributions remain in the Trust Fund and cannot be returned to the Company under any circumstances.  Provisions are made for withdrawals of all or part of each employee’s contributions, temporary suspensions of participation and sharing of Company contributions and fund earnings, all in accordance with government regulations.

Section b)             The schedule of Company contributions is as follows:

Effective November 1, 2002 $.50 per hour of each hour worked.

Effective November 1, 2003 $.55 per hour of each hour worked.

Effective November 1, 2004 $.60 per hour of each hour worked.

The amount of the minimum participant’s contributions for the term of the contract will be as follows:

$.25 per hour for each hour worked.

Section c)             Each participant will have the option to contribute the minimum participants contributions as specified above or an amount equal to twice (2) the Company’s contribution, though not to exceed ten percent (10%) of the participant’ annual earnings for all participating years in five cents ($.05) per hour increments.  A participant may elect to have his contributions raised from the minimum yearly rate to the maximum rate at any time during the year.

Section d)             A participant contributing the maximum may reduce his contribution back to minimum at any time, however, he may not elect to move up to the maximum contribution again until the next anniversary date of the contract.

Section e)             Regardless of which option the participant selects, the Company’s contribution will only be the amount specified above.

Section f)               A summary of the Plan shall be made available to all employees.

Section g)            A copy of the entire Plan will be furnished to the Union.  Such plan will be available for inspection at the office of the Company and/or the Union during normal business hours.

Section h)            Such Plan is continually subject to Internal Revenue Service approval and other cognizant authority.  The Company and the Union acknowledge that if changes are required in order to maintain tax exempt status and qualifications, such changes will be submitted by the company and the Union will be notified.

ARTICLE 32
GENERAL PROVISIONS

Section a)             The company reserves the right to schedule inventories at any time.  When scheduling inventories, the Company will request those employees it considers best suited for the inventory.  However, if a sufficient number of these employees have not volunteered, the Company reserves the right to schedule the remaining qualified employees.  Individuals selected for the taking of physical inventories may be done so without regard to seniority or equalization of hours during the time that the inventory is taken.  The Company retains the right to schedule any salaried management employee to perform any of the functions in the performance of the inventory.

The rate of pay for taking physical inventories will be the regular straight time hourly rate of pay of the employee.

The Company will make every reasonable effort to relieve any employee who has good reason to be excused if, in the Company’s opinion, a suitable replacement can be found.

Section b)             Supervisory personnel shall not perform work on a Bargaining Unit job if the result would be to displace active employees from gainful employment, but this will not prevent such work; 1) in emergencies affecting or threatening to affect the safety of person, building or equipment, 2) in the instruction and training of employees, 3) in testing materials and production, 4) development of new products, new or changed equipment or procedures; and 5) in the performance of necessary work when production difficulties are encountered.  If a supervisor is going to perform such duties as described above for an extended period, he shall first notify the Shop Steward.

Section c)             The General Work Rules, Safety Rules, Absentee Policy, and Sexual Harassment Policy and Drug, Alcohol and Controlled Substance Policy have been reviewed and approved to become part of this Agreement, but will be posted and issued in separate form rather than as part of the main body of this Agreement.  The rules or policies may be revised or added to as changing conditions may require, but no new rules or policies will be enforced until adequate notice has been given by posting the new rule or policy on the Company bulletin board.  Before posting of any rules changes or the changing of these Company’s policies, the Company will meet with the Union to explain the necessity and reasonableness of the revision or addition.

Section d)             The waiver of any breach or condition of this Agreement by either party shall not constitute a precedent for any further waiver of any such breach or condition.

Section e)             Heading to Articles, Sections, or Subsections of this Agreement have been supplied for convenience only and are not to be taken as limiting or extending the meaning of any of the provisions of the Agreement.

Section f)     Words used in the singular form shall be deemed to include the plural, and vice versa, in all situations where they would apply.

Section g)    It shall be the responsibility of employees to notify the Company Personnel Office in writing of their current address and telephone number and any change thereof.  The Company shall be considered as having complied with any notice requirements if such notice is sent to the employee’s last address on record.  The Company will supply change of address forms.

Section h)    The Company may use temporary service bureau employees when there are no regular full time employees on layoff status or, if so, are not interested in working short–term assignments.  Additionally, under normal circumstances, no temporary service bureau employee shall remain a non-Company employee after a maximum of forty-five (45) days of employment without a joint agreement between the Company and the Union.

ARTICLE 33
SOLE AND ENTIRE AGREEMENT

This Agreement concludes all collective bargaining between the parties hereto during the term hereof and constitutes and supersedes all prior agreements and undertaking, oral or written, expressed or implied, or practices, between the Company and the Union or its employees, and expresses all obligations and restrictions imposed on each of the respective parties during its term.

ARTICLE 34
DURATION OF AGREEMENT

This AGREEMENT shall remain in full force and effect until October 31, 2008, and shall continue from year to year thereafter unless either party notifies the other of a desire to amend, modify, or terminate, in which event notice shall be given in writing at least sixty (60) days, but not more than seventy-five (75) days prior to the expiration date thereof. In the event of a notice of intention to terminate, modify or amend, negotiations shall begin within fifteen (15) days after the delivery of such notice.

FOR THE COMPANY:

INTERNATIONAL EXTRUSION CORPORATION
1000 Meridian Avenue
Alhambra, California

By	/s/ [ILLEGIBLE]

Date	11/12/05

FOR THE UNION:

CABINET MAKERS AND MILLMEN LOCAL 721

By	/s/ [ILLEGIBLE]

Date	11/18/05

EXHIBIT “A”

CLASSIFICATION & HOURLY WAGE SCHEDULE

Classification	11/05	11/06	11/07

GRADE #1	$16.60	$16.90	$17.20
62 Die Repair A
90 Maintenance
97 Tool & Die Maker A
69 MPS Coordinator

GRADE #2	$13.67	$13.97	$14.27
73 Maintenance B
85 Semi Truck Driver
86 Die Repair B
96 Tool & Die Maker B

GRADE #3	$12.98	$13.28	$13.58
65 D.C. Operator
68 Press Operator
99 Quality Control

GRADE #4	$12.23	$12.53	$12.83
12 Paint Equipt Operator
80 Truck Driver
93 Crane Operator

GRADE #5	$11.39	$11.69	$11.99
32 Assistant D.C. Operator
40 Lift Truck Driver
50 Saw Operator
54 Furnace Operator
64 Fabricator
67 Assistant Press Operator

GRADE #6	$10.87	$11.17	$11.47
10 Die Repair C
33 Head Stretcher
34 Data Entry
42 Maintenance C
51 Water Treatment Operator

GRADE #7	$8.90	$9.20	$9.50
22 Material Handler
26 Janitor

EXHIBIT “A”

For the term of this Agreement Leadpersons and MPS Coordinators shall receive a rate of eighty-five cents (85¢) per hour over the rate of the highest classification supervised or eighty-five cents (85¢) per hour over Grade #3 level, whichever is the highest.

The employees who, as of the effective date of this Agreement, are receiving a rate of pay in excess of that provided for in Exhibit “A”, shall be classed as Red Circle rate employees and shall not have their Red Circle rate reduced during the life of this Agreement so long as they continue to work in the classification to which they are assigned as of the date of the signing of this Agreement.

New employees shall not be hired at less than the State minimum hourly wage.  Within thirty (30) days, they shall be classified and they will receive progressionary increases in an amount no less than twenty cents ($.20) per hour on the first Monday of the month until they reach the proper rate of pay for their classification.

Furnace Clean-up:  A premium of thirty-five cents ($.35) per hour to be paid during the time the inside of the furnace is being cleaned by the crew.

IMPLEMENTATION OF THE GENERAL WAGE INCREASE

FIRST YEAR (11/1/05 – 10/31/06)

Continue rates of pay for all employees.

SECOND YEAR (11/1/06 – 10/31/07)

Increase the rate of pay for all non-progressionary employees thirty cents ($.30) per hour.

THIRD YEAR (11/1/07 – 10/31/08)

Increase the rate of pay for all non-progressionary employees thirty cents ($.30) per hour.

All employees, including those employees who are receiving Red Circle rates, but excluding employees who are in progression, shall receive the cents per hour increase that the rate of their job increases.  Employees in progression will continue to move toward rate with normal progressionary increases.

EXHIBIT “B”

MAINTENANCE & DIE REPAIR PROGRESSION

It is agreed that the following progressions shall be effective in the Maintenance and Die Repair Departments:

Maintenance	Die Repair

Maintenance C	Die Repair C
Maintenance B	Die Repair B
Maintenance A	Die Repair A

Jobs above the starting level in these departments will be bid only if there is no one in the department qualified to advance at the time of the opening.

Employees at the C level will have their performance reviewed by the Company after one (1) year on the job and each six (6) months thereafter to determine if they are qualified to move to the next progression level.  Employees at the B level will have their performance reviewed at six (6) months intervals to determine if they are qualified to move to the next progression level.

The Company may at its discretion, accelerate the rate of progression for employees who demonstrate exceptional job performance.  Rates between the specified progression levels will be used only in unusual circumstances.

The Company will determine how many employees are needed at the C, B, or A level at any one time.

As part of this program maintenance jobs descriptions will be written with the goal of more specifically outlining qualification requirements at each level, including the starting jobs.

EXHIBIT “C”

ATTENDANCE POLICY

General

The purpose of this policy is to provide guidelines, so that employees will know the acceptable limits of absenteeism and tardiness, and to provide a framework for consistent disciplinary action when such limits are exceeded.

Each employee is expected to be on the job during all scheduled working hours, including properly scheduled overtime.  Each supervisor is responsible for the correct application of this policy.

The main telephone number at International Extrusion is (626) 576-2424 8:00 a.m. – 5:00 p.m.

Extrusion Dept	-	(626) 943-2326
Anodizing Dept	-	(626) 943-2346
Packing Dept	-	(626) 943-2351
Die Shop	-	(626) 943-2381
Paint Dept	-	(626) 943-2309
Maint Dept	-	(626) 943-2368
Foundry	-	(626) 943-2345
Shipping	-	(626) 943-2328

Notification

Employees are required to notify their supervisor prior to the start of their work shift in order for the call-in to be considered valid.  Whenever possible, the call should be placed directly by the employee.  If that is impossible, notification from someone in the employee’s household will be acceptable.  The supervisor should also be informed of the reason for the absence or tardiness and the expected date (or time) of return to work.

Excused Absence

The supervisor will excuse an employee’s absence for the reasons such as:

•                  Jury Duty

•                  Military Leave

•                  Funeral Leave

•                  Approved Vacation and Paid Sick days

•                  Family or Pregnancy Leave

•                  Reported on-the-job injuries while under the care of a doctor

•                  Holidays

•                  Temporary lack of work or lay-off

•                  Hospital stays not to count against attendance record provided the employee has a doctor’s excuse.

Excessive Absenteeism or Tardiness

We realize that a certain amount of absenteeism may occur.  Occasionally it may be necessary for employees to be absent from work for purely personal reasons.  The design of the following system allows for such occurrences and yet provides a means to take positive disciplinary action when employee’s records become excessive.

•                  Each time an employee fails to come to work as scheduled, it will be counted as an occurance of absence unless excused for one of the reasons listed above.

•                  Any time an employee leaves work early, which results in an employee working less than one half (1/2) the normal scheduled hours for that day will be treated as one (1) absence.

•                  Lateness or leaving early, but after the employee has worked more than one half (1/2) the normal scheduled hours for that day will be treated as a tardy.

The following guidelines are to be used in implementing this system:

Absences

a)	3 incidents =	Verbal Warning
b)	4 incidents =	Written Warning
c)	5 incidents =	One (1) Day Suspension
d)	6 incidents =	Possible Termination

Unreported, unexcused absences (No call-No Show) will result in a written warning for the first offense, suspension (3 days) for the second offense and termination for the third offense.  These absences will also count as incidents.

Tardies

a)	11 incidents =	Verbal Warning
b)	13 incidents =	Written Warning
c)	15 incidents =	One (1) Day Suspension
d)	17 incidents =	Possible Termination

A rolling year will be the time frame considered.  It is defined as a twelve (12) month period starting the month of the first incident occurred (absence or tardy).  After a one (1) year period from the first incident, as each new month finishes the incidents in the corresponding month of the prior year will be dropped.

No call No Shows

a)	1st offense =	Written Warning
b)	2nd offense =	three (3) Day Suspension
c)	3rd offense =	termination

After receiving three (3) suspensions in a rolling year, an employee may be terminated at the next incident of absence or tardiness even though the employee may have less than six (6) absentee incidents or 17 tardiness incidents.